Exhibit 10
AIRCRAFT TIME SHARING AGREEMENT
     This Agreement is made, effective as of May 14, 2007, by and between ConocoPhillips, a corporation organized under the laws of the State of Delaware, with principal offices in Houston, Texas (hereinafter referred to as “Sub-Lessor”), and J. J. Mulva (an individual) with an address of 600 North Dairy Ashford Road, Houston, TX 77079 (hereinafter referred to as “Sub-Lessee”) ;
RECITALS
     WHEREAS, Sub-Lessor is the lessee of the Aircraft identified in the “Truth in Leasing” Section at the end of this Agreement (“Aircraft”);
     WHEREAS, Sub-Lessee is an employee of Sub-Lessor who is required to use said Aircraft from time-to-time, including, pursuant to the Sub-Lessor’s existing Comprehensive Security Program, for non-business use;
     WHEREAS, Sub-Lessor employs a fully qualified flight crew to operate the Aircraft; and
     WHEREAS, Sub-Lessor and Sub-Lessee desire to lease said Aircraft with flight crew on a non-exclusive time sharing basis as defined in Section 91.501 (c) (1) of the Federal Aviation Regulations (“FAR”);
     The parties agree as follows:
     1. Sub-Lessor agrees to lease the Aircraft to Sub-Lessee pursuant to the provisions of FAR 91.501 (c) (1) and to provide a fully qualified flight crew for all operations. This Agreement shall commence on the date that it is signed and continue for one year after said date. Thereafter, this Agreement shall be automatically renewed on a month to month basis, unless sooner terminated by either party as hereinafter provided. Either party may at any time terminate this Agreement upon thirty (30) days written notice to the other party, delivered personally or by certified mail, return receipt requested, at the address for said other party as set forth above.
     2. Sub-Lessee shall pay Sub-Lessor for each flight conducted under this Agreement in accordance with Sub-Lessor’s established company policies, although any policy or any change to any policy setting amounts or rates of such payment shall not be effective as to Sub-Lessee unless Sub-Lessee shall have also approved it, and furthermore that any payment by Sub-Lessee shall not exceed the actual expenses of each specific flight as authorized by FAR Part 91.501 (d). These expenses include:
(a)	Fuel, oil, lubricants, and other additives;

(b)	Travel expenses of the crew, including food, lodging and ground transportation;

(c)	Hangar and tie down costs away from the Aircraft’s base of operation;

(d)	Insurance obtained for the specific flight;

(e)	Landing fees, airport taxes and similar assessments (including, but not limited to Federal Excise Taxes);

(f)	Customs, foreign permit, and similar fees directly related to the flight;

(g)	In-flight food and beverages;

(h)	Passenger ground transportation;

(i)	Flight planning and weather contract services; and

(j)	An additional charge equal to 100% of the expenses listed in subparagraph
(a)	of this paragraph.

     3. Sub-Lessor will pay all expenses related to the operation of the Aircraft when incurred, and will provide an invoice and bill Sub-Lessee as enumerated in paragraph 2 above as soon as administratively practical for each flight conducted under this Agreement. Sub-Lessee shall reimburse Sub-Lessor within fifteen (15) days of receipt of the invoice and bill. Notwithstanding any other provision of this Agreement, Sub-Lessor may impute income to Sub-Lessee in accordance with IRS requirements and procedures.
     4. Sub-Lessee will provide Sub-Lessor with requests for flight time and proposed flight schedules as far in advance of any given flight as practical. Requests for flight time shall be in a form, whether written or oral, mutually convenient to, and agreed upon by the parties. In addition to the proposed schedules and flight times Sub-Lessee shall provide at least the following information for each proposed flight at some time prior to scheduled departure as required by the Sub-Lessor or Sub-Lessor’s flight crew:
(a)	proposed departure point;

(b)	destination;

(c)	date and time of flight;

(d)	the number of anticipated passengers;

(e)	the nature and extent of luggage and/or cargo to be carried;

(f)	the date and time of return flight, if any; and

(g)	any other information concerning the proposed flight that may be pertinent or required by Sub-Lessor or Sub-Lessor’s flight crew.

     5. Sub-Lessor shall have final authority over the scheduling of the Aircraft, provided, however, that Sub-Lessor will use its best efforts to accommodate Sub-Lessee’s needs and to avoid conflicts in scheduling.
     6. Sub-Lessor shall be solely responsible for securing maintenance, preventive maintenance and required or otherwise necessary inspections on the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventative maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot in command. The pilot in command shall have final and complete authority to cancel any flight for any reason or condition which in his judgement would compromise the safety of the flight.
     7. Sub-Lessor shall employ, pay for and provide to Sub-Lessee a qualified flight crew for each flight undertaken under this Agreement.
     8. In accordance with applicable Federal Aviation Regulations, the qualified flight crew provided by Sub-Lessor will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder. Sub-Lessee specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action which in the considered judgment of the pilot in command is necessitated by considerations of safety. No such action of the pilot in command shall create or support any liability for loss, injury, damage or delay to Sub-Lessee or any other person. The parties further agree that Sub-Lessor shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this

Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, or acts of God.
     9. At all times during the term of this Lease, Sub-Lessor shall cause to be carried and maintained, at Sub-Lessor’s cost and expense, third party aircraft liability insurance or self-insurance including, passenger legal liability insurance, property damage liability insurance, and medical expense insurance in the amounts set forth below:

Combined Liability Coverage for Bodily Injury and Property Damage Including Passengers -
Each Occurrence	$100,000,000 any one occurrence

Third Party War Risks Liability	$50,000,000 any one occurrence

Medical Expense Coverage - Each Person	$50,000 per person (including crew)
     Sub-Lessor shall also bear the cost of paying any deductible amount on any policy of insurance in the event of a claim or loss.
     Any policies of insurance carried in accordance with this Lease: (i) shall name Sub-Lessee as an additional insured; and (ii) shall contain a waiver by the underwriter thereof of any right of subrogation against Sub-Lessee. Each liability policy shall be primary without right of contribution from any other insurance which is carried by Sub-Lessee or Sub-Lessor and shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.
     Sub-Lessor shall submit this Lease for approval to the insurance carrier for each policy of insurance on the Aircraft. Sub-Lessor shall arrange for a Certificate of Insurance evidencing appropriate coverage as to the Aircraft and the satisfaction of the requirements set forth above to be given by its insurance carriers to Sub-Lessee.
     10. Sub-Lessee warrants that:
          (a) it will use the Aircraft for and on account of its own use only, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo in air commerce for compensation or hire;
          (b) it shall refrain from incurring any mechanics’ or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, nor shall there be any attempt by any party hereto to convey, mortgage, assign, lease or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien; and
          (c) during the term of this Agreement, it will abide by and conform to all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft by a timesharing Sub-Lessee.
     11. For purposes of this Agreement, the permanent base of operation of the Aircraft shall be George Bush Intercontinental/Houston Airport (KIAH).
     12. Neither this Agreement nor any party’s interest herein shall be assignable to any other party whatsoever. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.

     13. Sub-Lessor and Sub-Lessee agree with respect to the following indemnification provisions:
          (a) Sub-Lessor hereby indemnifies Sub-Lessee and agrees to hold harmless Sub-Lessee from and against any liabilities, obligations, losses (excluding loss of anticipated profits), damages, claims, actions, suits, costs, expenses and disbursements (“Losses”) imposed on, incurred by or asserted against Sub-Lessee arising out of or resulting from the ownership, lease, maintenance, repair, possession, use, operation, condition, or other disposition or application of the Aircraft. Sub-Lessor’s obligation to indemnify Sub-Lessee under this Section 13 shall not, however, extend to any Loss (i) resulting from the willful misconduct or gross negligence of Sub-Lessee, (ii) to the extent such Loss is a direct result of any failure of Sub-Lessee to comply with any covenants required to be performed or observed by him under this Agreement, or (iii) to the extent such Loss is a direct result of any breach by Sub-Lessee of any of Sub-Lessee’s warranties or representations contained in this Agreement.
          (b) Sub-Lessee hereby indemnifies Sub-Lessor and agrees to hold harmless Sub-Lessor from and against any Losses imposed on, incurred by or asserted against Sub-Lessor (i) arising out of or resulting from the willful misconduct or gross negligence of Sub-Lessee, (ii) to the extent such Loss is a direct result of any failure of Sub-Lessee to comply with any covenants required to be performed or observed by him, or (iii) to the extent such Loss is a direct result of any breach by Sub-Lessee of any of Sub-Lessee’s warranties or representations contained in this Agreement.
          (c) Losses shall be determined after taking into account the available proceeds of any applicable insurance policies.

14.	TRUTH IN LEASING STATEMENT

THE AIRCRAFT THAT SUB-LESSOR MAY PROVIDE UNDER THIS AGREEMENT ARE:

FAA REGISTRATION #	SERIAL #	YEAR/MAKE/MODEL
N661CP	5104	2006 GULFSTREAM GV-SP (G550)
N662CP	5107	2006 GULFSTREAM GV-SP (G550)
N663CP	4044	2006 GULFSTREAM GIV-X (G450)
N664CP	4047	2006 GULFSTREAM GIV-X (G450)
N665CP	4049	2006 GULFSTREAM GIV-X (G450)
     THE AIRCRAFT HAVE BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91 DURING THE 12 MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT. THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91 FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE. DURING THE DURATION OF THIS LEASE, SUB-LESSOR, WITH AN ADDRESS OF 600 NORTH DAIRY ASHFORD ROAD, HOUSTON, TX 77079, IS CONSIDERED RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS AGREEMENT.
     AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE. THE “INSTRUCTIONS FOR COMPLIANCE WITH TRUTH IN LEASING REQUIREMENTS” ATTACHED HERETO ARE INCORPORATED HEREIN BY REFERENCE.
     I, THE UNDERSIGNED E.L. BATCHELDER, AS SENIOR VICE PRESIDENT AND CHIEF INFORMATION OFFICER OF CONOCOPHILLIPS, CERTIFY THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT AND THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.
     IN WITNESS WHEREOF, the parties have executed this Agreement.

SUB-LESSOR:		SUB-LESSEE:
CONOCOPHILLIPS

By:	/s/ E.L. Batchelder	/s/ J.J. Mulva

Name: E.L. Batchelder		Name: J.J. Mulva
Title: Senior Vice President and		(An Individual)
Chief Information Officer

INSTRUCTIONS FOR COMPLIANCE WITH “TRUTH IN LEASING”
REQUIREMENTS
1.	Mail a copy of the lease to the following address via certified mail, return receipt requested, immediately upon execution of the lease (14 C.F.R. 91.23 requires that the copy be sent within twenty-four hours after it is signed):
Federal Aviation Administration
Aircraft Registration Branch
ATTN: Technical Section
P.O. Box 25724
Oklahoma City, Oklahoma 73125
2.	Telephone the nearest Flight Standards District Office at least forty-eight hours prior to the first flight under this lease.

3.	Carry a copy of the lease in the aircraft at all times.